                                                                    EXHIBIT 12.1

                              STATION CASINOS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

                                                                                TRANSITION
                                               FISCAL YEAR ENDED                  PERIOD             FISCAL YEAR ENDED
                                   -------------------------------------------                --------------------------------
                                     31-MAR-96     31-MAR-97     31-MAR-98       31-DEC-98       31-DEC-99       31-DEC-00
                                   -------------------------------------------------------------------------------------------
Fixed Charges
     Interest Expense                   27,682       32,428        72,842         62,237          83,002           92,240
     Capitalized Interest                6,128       21,114        12,808          1,200             395            3,849
     Amortization of Debt Cost           3,141        5,287         6,602          4,152           1,977            3,120
     Interest Portion of Rentals         2,158        1,773         4,101          3,938           4,502            2,907
                                   -------------------------------------------------------------------------------------------

     Total Fixed Charges                39,109       60,602        96,353         71,527          89,876          102,116
                                   ===========================================================================================


Interest Portion of Rentals
     Rentals                             6,538        5,373        12,428         11,933          13,643            8,809
     Times 33%                           2,158        1,773         4,101          3,938           4,502            2,907


Earnings
     Pretax Income from Continuing
     Operations                         40,051       21,378        (4,120)        (9,864)        (47,223)         148,149
     Fixed Charges                      39,109       60,602        96,353         71,527          89,876          102,116
     Less: Capitalized Interest         (6,128)     (21,114)      (12,808)        (1,200)           (395)          (3,849)
                                   -------------------------------------------------------------------------------------------

     Total Earnings                     73,032       60,866        79,425         60,463          42,258          246,416
                                   ===========================================================================================


Ratio of Earnings to Fixed Charges        1.87         1.00          0.82           0.85            0.47             2.41

                           Deficit                                (16,928)       (11,064)        (47,618)